                                                                    EXHIBIT 5(I)

                                   [LOGO]

                                NOVEMBER 5, 1996

Thomas & Betts Corporation
1555 Lynnfield Road
Memphis, Tennessee 38119

Dear Sirs:

    We have acted as special Tennessee counsel to Thomas & Betts Corporation, a Tennessee corporation (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") of 18,780,974 shares of Common Stock, no par value (the "Securities"), of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The Securities are intended to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of October 7, 1996 (the "Merger Agreement"), among the Company, Augat Inc., a Massachusetts corporation ("Augat") and EG Acquisitions Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), which provides for the merger of Merger Sub with and into Augat, whereby Augat will become a wholly owned subsidiary of the Company (the "Merger").

    Upon the basis of the aforementioned examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the Merger has become effective in accordance with the General Corporation Law of the State of Delaware, the Massachusetts Business Corporation Law, the Tennessee Business Corporation Act and the terms and conditions of the Merger Agreement, the certificates representing the Securities have been duly signed by the Company and countersigned by the transfer agent and registrar of the Company, and the Securities have been issued and delivered as contemplated by the Merger Agreement and the Registration Statement to the record holders of certificates which immediately prior to the effective time of the Merger, represented outstanding shares of Common Stock, par value $0.10 per share, of Augat, the Securities will be validly issued, fully paid and nonassessable.

    The foregoing opinion is limited to the Federal laws of the United States and the Tennessee Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

    We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have also relied on the accuracy of the Registration Statement.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Joint Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,
                                          /s/ WYATT, TARRANT & COMBS
--------------------------------------------------------------------------------
                                          Wyatt, Tarrant & Combs